OPTION AGREEMENT FOR LIMITED LIABILITY COMPANY INTEREST

     THIS AGREEMENT is made effective as of the ____ day of June, 2002, by and between Direct Response Financial Services, Inc., a Colorado Corporation (OTCBB:DRFL) (the “Company”); and T. Randolph Catanese, a California individual resident (the “Optionee”).

RECITALS

     WHEREAS, Company has requested and Optionee has agreed to act as a Managing Member to Direct Card Services, LLC pursuant to that certain Management and Consulting Agreement of even date herewith attached hereto as Exhibit “A”;

     WHEREAS, Optionee will provide unique and special services to Company pursuant to said agreement which Optionee will not be providing to other parties; and,

     WHEREAS, Company desires to retain the services of Optionee and to reward Optionee for such service.

AGREEMENT

NOW, THEREFORE, the parties hereto hereby agree as follows:

     1. Grant of Option. Company currently owns Fifty Percent (50%) of all legal and equitable interest in Direct Card Services, LLC, a Delaware company. Company hereby irrevocably grants and conveys to Optionee the right to acquire one-half of Company’s interest in Direct Card Services, LLC which right shall exist uninterrupted and without qualification for ten (10) years following the date hereof. During the time that this option right exists, Company agrees not to encumber, sell or assign, or in any way reduce its current ownership interest in Direct Card Services, LLC, without the express prior written consent of Optionee. Notwithstanding the aforesaid, Optionee shall not be required to consent to any change in ownership by Company in Direct Card Services, LLC. (For example, if Company currently owns Fifty Percent (50%) of Direct Card Services, LLC and should Optionee exercise the option right granted herein, then after such option is exercised, Optionee would own Twenty-Five Percent (25%) of Direct Card Services, LLC and Company would own Twenty-Five Percent (25%) of Direct Card Services, LLC.

     Optionee may exercise such option, at Optionee’s sole election, at any time during the ten (10) year term defined above by delivering to Company a written notification of such election and exercise of right together with a payment in the amount of One Thousand Dollars ($1,000.00) to Company.

     Both Company and Optionee agree that the consideration for this grant of option shall be One Hundred Dollars ($100.00) which Optionee shall pay to Company concurrent with the execution hereof and for other good and valuable consideration, the receipt of which is hereby acknowledged by Company.

     2. Automatic Option Election. If, for any reason, whether for cause or without cause, Optionee is terminated as a Managing Member of Direct Card Services, LLC or otherwise suffers an actual or constructive discharge as a Managing Member of Direct Card Services, LLC or in any way loses the benefits payable to Optionee as a Managing Member under the attached Management and Consulting Agreement between Optionee and Direct Card Services, LLC, then in such event the option right granted Optionee in paragraph 1 above shall automatically be effected whether or not Optionee gives notice of intent to exercise such option. Furthermore, any requirement to make payment for the option right in paragraph 1 above shall be waived and will not be required.

     3. Vesting of Membership Interest. At such time as the option right identified in paragraph 1 is exercised, Company agrees that Optionee shall become a Member of Direct Card Services, LLC under the Operating Agreement. Company also agrees that at such time Optionee will receive evidence and other necessary or appropriate documentation from Company evidencing the ownership interest in Direct Card Services, LLC by Optionee as identified herein.

     4. Membership Interest Rights. Should the option identified in paragraph 1 above be exercised, as between Company and Optionee the terms and conditions of the Operating Agreement for Direct Card Services, LLC shall apply to them with regard to distribution of profits, losses, assets and cash. This shall apply notwithstanding any objection by any Member of Direct Card Services, LLC.

     4.1. Should Company or Direct Card Services, LLC be declared insolvent, be legally insolvent or file for bankruptcy protection, it is agreed that Optionee shall have a Fifty Percent (50%) legal and equitable interest in any profits, revenues, assets or cash due or payable to Company from Direct Card Services, LLC.

     5. Enforcement of Rights. Company agrees that a legal remedy to Optionee may be impracticable or inappropriate should a violation of this Agreement occur by Company. Accordingly, Company agrees and grants to Optionee mandatory and prohibitory injunctive relief to enforce Optionee’s rights pursuant to this Agreement. Such rights further include the granting of a consensual lien against any proceeds, revenue or cash payable to Company through whatever source to protect any amounts due to Optionee hereunder should Company breach this Agreement. Should a dispute arise hereunder the prevailing party shall be entitled to their attorneys’ fees and costs. Jurisdiction and venue shall be in Los Angeles, California.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

___________________________
T. Randolph Catanese

Company
Direct Response Financial Services, LLC

___________________________
By:	Rodney Ray, CEO